As filed with the Securities and Exchange Commission on May 3, 2023

Registration No. 333-219296

Registration No. 333-220853

Registration No. 333-224934

Registration No. 333-231296

Registration No. 333-238238

Registration No. 333-256106

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219296

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-220853

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-224934

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231296

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-238238

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256106

UNDER THE SECURITIES ACT OF 1933

Maxar Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-2809420
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1300 W. 120th Avenue Westminster, Colorado 80234
(Address of Principal Executive Offices including Zip Code)

MacDonald, Dettwiler and Associates Ltd. Directors’ Deferred Share Unit Plan, as amended

MacDonald, Dettwiler and Associates Ltd. Employee Share Purchase Plan, as amended

MacDonald, Dettwiler and Associates Ltd. 2013 Long Term Incentive Plan

MacDonald, Dettwiler and Associates Ltd. 2014 Long Term Incentive Plan, as amended

MacDonald, Dettwiler and Associates Ltd. 2015 Long Term Incentive Plan, as amended

MacDonald, Dettwiler and Associates Ltd. 2016 Long Term Incentive Plan, as amended

Maxar Technologies Ltd. Employee Stock Option Plan

Maxar Technologies Ltd. Omnibus Equity Incentive Plan, as amended

MacDonald, Dettwiler and Associates Ltd. 2017 Long Term Incentive Plan, as amended

Maxar Technologies Inc. 2019 Incentive Award Plan, as amended

Maxar Technologies Inc. Employee Stock Purchase Plan

(Full titles of the plans)

James C. Lee

Senior Vice President, General Counsel and Corporate Secretary

Maxar Technologies Inc.

1300 W. 120th Avenue

Westminster, Colorado 80234

(303) 684-7660

(Name, address and telephone number of agent for service)

Copies to:

James Griffin, Esq.

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

(214) 746-7779

Jonathan Wood, Esq.

Weil, Gotshal & Manges LLP

110 Fetter Lane

London EC4A 1AY, United Kingdom

+44 20 7903 1535

and

Ramona Y. Nee, Esq.

Weil, Gotshal & Manges LLP

100 Federal Street, Floor 34

Boston, MA 02110

(617) 772-8337

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

Maxar Technologies Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to deregister all shares of common stock, par value $0.0001 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-219296, filed on July 14, 2017 and assumed by the Registrant on January 2, 2019, relating to the registration of (a) 85,842 Shares reserved for issuance under the MacDonald, Dettwiler and Associates Ltd. Directors’ Deferred Share Unit Plan, (b) 221,448 Shares reserved for issuance under the MacDonald, Dettwiler and Associates Ltd. Employee Share Purchase Plan, (c) 669,280 Shares reserved for issuance under the MacDonald, Dettwiler and Associates Ltd. 2013 Long Term Incentive Plan, (d) 669,280 Shares reserved for issuance under the MacDonald, Dettwiler and Associates Ltd. 2014 Long Term Incentive Plan, (e) 669,280 Shares reserved for issuance under the MacDonald, Dettwiler and Associates Ltd. 2015 Long Term Incentive Plan and (f) 200,000 Shares reserved for issuance under the MacDonald, Dettwiler and Associates Ltd. 2016 Long Term Incentive Plan;

•	Registration Statement No. 333-220853, filed on October 6, 2017 and assumed by the Registrant on January 2, 2019, relating to the registration of (a) 645,510 Shares reserved for issuance under the Maxar Technologies Ltd. Employee Stock Option Plan, (b) 1,265,000 Shares reserved for issuance under the Maxar Technologies Ltd. Omnibus Equity Incentive Plan (formerly known as the MacDonald, Dettwiler and Associates Ltd. Omnibus Equity Incentive Plan ) and (c) 300,000 Shares reserved for issuance under the MacDonald, Dettwiler and Associates Ltd. 2017 Long Term Incentive Plan;

•	Registration Statement No. 333-224934, filed on May 15, 2018 and assumed by the Registrant on January 2, 2019, relating to the registration of 775,000 Shares reserved for issuance under the Maxar Technologies Ltd. Omnibus Equity Incentive Plan (formerly known as the MacDonald, Dettwiler and Associates Ltd. Omnibus Equity Incentive Plan);

•	Registration Statement No. 333-231296, filed on May 8, 2019, relating to the registration of (a) 3,737,719 Shares reserved for issuance under the Maxar Technologies Inc. 2019 Incentive Award Plan and (b) 5,000,000 Shares reserved for issuance under the Maxar Technologies Inc. Employee Stock Purchase Plan;

•	Registration Statement No. 333-238238, filed on May 13, 2020, relating to the registration of 4,550,000 Shares reserved for issuance under the Maxar Technologies Inc. 2019 Incentive Award Plan; and

•	Registration Statement No. 333-256106, filed on May 13, 2021, relating to the registration of 4,000,000 Shares reserved for issuance under the Maxar Technologies Inc. 2019 Incentive Award Plan.

On May 3, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 15, 2022, by and among the Registrant, Galileo Parent, Inc., a Delaware corporation (“Parent”), Galileo Bidco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Galileo Topco, Inc., a Delaware corporation and an indirect parent of Parent (solely for the purposes set forth in the Merger Agreement), Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on this 3rd day of May, 2023.

MAXAR TECHNOLOGIES INC.

By:	/s/ Biggs Porter
Name: Title:	Biggs Porter Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.